UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
 Exchange Act of 1934

June 10, 2015
 Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

3001 Summer St.
Stamford, Connecticut 06926-0700
 (Address of principal executive offices)

(203) 356-5000
 (Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTION.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 7, 2015, by Pitney Bowes Inc., a Delaware corporation (“Pitney Bowes” or “Parent”), Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, BrickBreaker Acquisition Corp., a Delaware corporation and a subsidiary of Parent (“Purchaser”) and Borderfree, Inc., a Delaware corporation (the “Company” or “Borderfree”), pursuant to which, among other things, Purchaser commenced a cash tender offer (the “Offer”) for all the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a price of $14.00 per Share, net to the seller in cash, without interest, and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 2015 (together with any amendments and supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which are attached as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 12, 2015 (together with any amendments and supplements thereto, the “Schedule TO”).

ITEM 8.01. OTHER EVENTS

The Offer and withdrawal rights expired as scheduled at 12:00 midnight, New York City time, on June 9, 2015 (one minute after 11:59 p.m., New York City time, on June 9, 2015) (the “Expiration Date”). Computershare Trust Company, N.A., the depositary for the Offer, has advised us that, as of the Expiration Date, 30,775,882 Shares had been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 95 percent of the then issued and outstanding Shares. In addition, Notices of Guaranteed Delivery had been delivered for 181,852 Shares, representing approximately 0.5 percent of the then issued and outstanding Shares. The number of Shares tendered (excluding Shares delivered pursuant to Notices of Guaranteed Delivery) satisfies the Minimum Condition (as defined in the Merger Agreement). As the Minimum Condition and each of the other conditions of the Offer has been satisfied, Purchaser has accepted for payment all Shares that were validly tendered and not properly withdrawn pursuant to the Offer.

On June 10, 2015, pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Upon completion of the Merger, the Company became a subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each Share (other than the Shares accepted by Purchaser in the Offer, Shares held in the Company’s treasury, and any Shares owned by stockholders who have properly exercised any available rights of appraisal under Section 262 of the DGCL) was automatically cancelled and converted into the right to receive an amount in cash equal to the Offer Price.

Under the terms of the Merger Agreement, all stock options outstanding at the Effective Time, whether vested or unvested or exercisable or unexercisable, were cancelled and converted into the right to receive (without interest) an amount in cash (less applicable tax withholdings) equal to the excess, if any, of the Offer Price over the per Share exercise price of such option multiplied by the total number of Shares subject to such options for each stock option, payable in a lump sum no later than the second payroll period after the Effective Time.

Under the terms of the Merger Agreement, all restricted stock units granted under the Company’s 2014 Stock Option and Incentive Plan (“2014 Plan RSUs”) outstanding at the Effective Time, whether vested or unvested, were cancelled and converted into the right to receive (without interest), an amount in cash (less applicable tax withholdings), payable in a lump sum no later than the second payroll period after the Effective Time, equal to the product of the Offer Price and the number of Shares underlying such former 2014 Plan RSU immediately prior to the Effective Time.

Under the terms of the Merger Agreement, all restricted stock units granted under the Company’s 2015 Stock Option Inducement Plan (“2015 Plan RSUs”) outstanding at the Effective Time, whether vested or unvested, were cancelled and converted into the right to receive (without interest) an unvested award representing the opportunity to receive an amount in cash (less applicable tax withholdings) equal to the product of the Offer Price and the number of Shares underlying such 2015 Plan RSU immediately prior to the Effective Time; provided that such award remains subject to the same vesting, forfeiture, time of payment and other relevant terms as in effect immediately before the Effective Time.  The holder of such RSU award must remain in service to Parent, the Company or any of their affiliates through the applicable vesting dates to receive payment in respect thereof.

The aggregate consideration to be paid by Purchaser in the Offer and Merger is approximately $496 million, including payments in respect of options, RSUs and transaction fees and expenses. Pitney Bowes funded the payment of Shares from available cash on hand.

The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on May 7, 2015 and is incorporated herein by reference.

A copy of the press release issued by Pitney Bowes on June 10, 2015 regarding the expiration and results of the Offer and consummation of the Merger filed as Exhibit (a)(5)(C) to Schedule TO-T/A filed by Pitney Bowes with the SEC on June 10, 2015 is incorporated herein by reference as Exhibit 99.1.

ITEM 9.01. EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated June 10, 2015 (incorporated by reference to Exhibit (a)(5)(C) to Schedule TO-T/A filed by Pitney Bowes on June 10, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Amy C. Corn
		Name:	Amy C. Corn
Date: June 10, 2015		Title:	Vice President, Secretary and Chief Governance Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated June 10, 2015 (incorporated by reference to Exhibit (a)(5)(C) to Schedule TO-T/A filed by Pitney Bowes on June 10, 2015).